TARGETED GENETICS RECEIVES MILESTONE PAYMENTS

SEATTLE, Wash., February 09, 2010 - Targeted Genetics Corporation (TGEN.PK) (the "Company") today announced that it has completed the technology transfer portion of the September 2009 asset sale transaction executed between the Company and Genzyme Corporation ("Genzyme") and has received the full $7.0 million provided for in the asset purchase agreement. As previously announced, the Company received $3.5 million from Genzyme at the closing of the transaction and was eligible to receive up to an additional $3.5 million upon the achievement of seven technology transfer milestones. The Company completed all seven technology transfer milestones and received aggregate payments from Genzyme of $2.5 million in the fourth quarter of 2009 and $1.0 million in the first quarter of 2010 for a total of $3.5 million.

In addition, the Company reported today that it received a $750,000 milestone payment from Amsterdam Molecular Therapeutics B.V. ("AMT"). This milestone payment was received pursuant to a patent license agreement between the Company and AMT and was triggered by AMT's filing for marketing approval of Glybera®, a product candidate for the treatment of lipoprotein lipase deficient patients. AMT announced the regulatory filing with the European Medicines Agency on January 11, 2010.

The Company estimates it finished 2009 with cash and cash equivalents of approximately $4.9 million. The Company intends over the next year to utilize its resources to support continued efforts to monetize certain assets, to realize value from milestone and royalty licensing relationships, and to support product development programs currently underway with commercial and academic partners. Accordingly, based on its current business plans the Company expects its net use of cash during 2010 will not exceed $2 million. The Company's use of cash in 2010 could be greater if the Company decides to increase spending during the year on new or current programs or other operating activities.

Under the September 2009 asset purchase agreement, the Company sold manufacturing technologies and other adeno-associated viral (AAV) vector technology to Genzyme. Under the agreement, Genzyme agreed to pay up to $7 million for the assets and the successful transfer of the technology and also agreed to pay a portion of sublicensing revenue received during a specified timeframe and royalties on net product sales of products if Genzyme successfully commercializes products utilizing the acquired Targeted Genetics' technology. The Company entered into a non-exclusive patent license agreement with AMT in 2006 which covers Glybera®. The license agreement provides for AMT to pay royalties on net product sales, milestone payments upon the achievement of certain product development targets and annual maintenance payments.

"As a result of our significant expense reduction efforts, resolution of liabilities and payments received from partners, the Company has a stable financial footing as we continue to work to maximize the value of existing assets and consider alternatives for advancing the Company," said B.G. Susan Robinson, President and Chief Executive Officer.

About Targeted Genetics Corporation

Targeted Genetics Corporation is a biotechnology company committed to the development and commercialization of innovative therapies for the prevention and treatment of diseases with significant unmet medical need. To learn more about Targeted Genetics, visit its website at www.targetedgenetics.com.

CERTAIN FORWARD-LOOKING STATEMENTS AND FACTORS THAT MAY AFFECT FUTURE RESULTS

This press release contains certain forward-looking statements concerning the Company's financial position, results of operations, business strategy, and plans and objectives of management for future operations. These forward-looking statements involve significant risks and uncertainties. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, readers are cautioned that no assurance can be given that such expectations will prove correct and that actual results and developments may differ materially from those conveyed in such forward-looking statements. Factors that could cause actual results to differ materially from the expectations reflected in the forward-looking statements in this press release include, but are not limited to the risk that the Company will not be able to monetize its assets or enter into one or more strategic transactions, the risk that the Company's current financial resources and future financial resources (if any) will be insufficient to enable the Company to fund continuing operations, the risk that the Company will not receive anticipated future revenue streams, the risk that the Company will run out of cash earlier than expected, the risk that the Company will not receive anticipated milestones or other payments from the Company's product development partners and collaborators or that the Company's product development efforts will be unsuccessful, the risks of accomplishing our business plan, the risks associated with the conduct and outcome of the LCA candidate clinical trial and the risk of unforeseen events compromising our cash management plans, as well as those factors described in the Company's quarterly report on Form 10-Q for the quarter ended September 30, 2009, filed November 16, 2009 with the Securities and Exchange Commission.

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Investor and Media Contact:

David J. Poston, Chief Financial Officer

Phone: 206.521.7881

SOURCE: Targeted Genetics